Exhibit	Description
99.1	Press Release issued by Inn of the Mountain Gods Resort and Casino, dated June 27, 2007.
Company contacts:
Lance Kintz
Brian D. Parrish
(505) 464-7777
FOR IMMEDIATE RELEASE:
INN OF THE MOUNTAIN GODS RESORT AND CASINO ANNOUNCES
APPOINTMENT OF TREASURER
     MESCALERO, NM—June 27, 2007—Inn of the Mountain Gods Resort and Casino (“IMGRC”), a business enterprise of the Mescalero Apache Tribe, announced today that Mrs. Karen Braswell has been appointed as Treasurer of IMGRC, effective as of June 25, 2007.
     Mrs. Braswell has more than 25 years experience in the fields of accounting and finance. Since September 2006 Mrs. Braswell has served as IMGRC’s Director of Finance, and will continue to serve in this capacity. From 2004 to 2006, Mrs. Braswell served as the Director of Finance for Casino Arizona in Scottsdale, Arizona and from 2001 to 2004 she served as the Chief Financial Officer for the Apache Gold Casino in San Carlos, Arizona. Mrs. Braswell is a certified public accountant.
     Commenting on this change, Brian Parrish, Chief Operating Officer of IMGRC, said, “Karen brings more than 25 years of professional experience in accounting and finance to this new position, including the past 16 years in Native American Gaming. In this new role, Karen will also continue to perform her duties as Director of Finance and will handle expanded responsibilities as delegated by the CFO and the COO.”
ABOUT INN OF THE MOUNTAIN GODS RESORT AND CASINO
     IMGRC is a business enterprise of the Mescalero Apache Tribe, a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Mescalero Apache Tribe, including Casino Apache Travel Center, Ski Apache and IMGRC’s newest resort, which opened on March 15, 2005, and features a 273-room hotel, a 38,000 square foot casino, a fitness center and indoor swimming pool, and a 37,000 square foot convention and special events center, which includes capacity for 17,000 square feet of divisible meeting room space.
FORWARD-LOOKING STATEMENTS
     Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” “scheduled,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in IMGRC’s Annual Report on Form 10-K for the year ended April 30, 2006, filed as amended with the Securities and Exchange Commission on December 13, 2006. The forward-looking statements included in this press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.